Exhibit 2

AGREEMENT FOR PURCHASE AND SALE

          THIS AGREEMENT FOR PURCHASE AND SALE ("Agreement") is made as of May __, 2003 ("Effective Date") between LAS VEGAS OUTLET WORLD, LTD. ("LVOW") a Florida limited partnership and MEMPHIS OUTLET WORLD, LTD. ("MOW"), a Florida limited partnership (collectively, the "Seller"), with offices at c/o Estein & Associates USA, Ltd., 5211 International Drive, Orlando, Florida 32819 and CPG PARTNERS, L.P., a Delaware limited partnership, ("Buyer") with offices at 103 Eisenhower Parkway, Roseland, NJ 07068.

RECITALS

          A.       LOVW is the owner of the real property in Las Vegas, Nevada described in Exhibit A-1 and MOW is the owner of the real property in Lakeland, Tennessee described in Exhibit A-2, which, taken together with any alleys, strips or gores of land, if any, adjoining such real property and abutting properties, whether owned or claimed by deed, limitations or otherwise, and whether or not located inside or outside such real property, together with all rights, titles and interests of Seller in and to any easements, rights of ingress or egress or other interests in, on or under such real property are referred to herein collectively as the "Land". Whenever the term "Las Vegas" is used to modify any defined term, such modified defined term shall be construed such that its meaning is limited to the transaction involving LOVW and the associated property or interests. Whenever the term "Lakeland" is used to modify any defined term, such modified defined term shall be construed such that its meaning is limited to the transaction involving MOW and the associated property or interests.

          B.       Buyer desires to purchase from Seller, the Land, all buildings or improvements ("Buildings") on the Land, all leases, licenses, occupancy agreements and rental agreements, with respect to the use or occupancy of any portion of the Land ("Leases") by tenants, licensees or occupants (each, a "Tenant"), and all tenant security deposits ("Deposits"), whether in the form of cash or letter of credit, held by Seller pursuant to the Leases, which Leases and Deposits are listed in the rent rolls attached hereto as Exhibit B-1 and Exhibit B-2 (the "Las Vegas Rent Roll" and the "Lakeland Rent Roll" respectively, and collectively, the "Rent Roll").

          C.       Buyer also desires to acquire all of those agreements and contracts relating to the ownership, management, marketing and/or operation of all or any part of the Land and Buildings, excluding Leases (collectively, the "Contracts").

          D.       Buyer also desires to acquire all of Seller's right, title and interest in all personal property owned or held by Seller, and located on, or used in connection with, the ownership, operation, management or maintenance of the Land, the Buildings, the Intangible Property (defined below), the Leases and Seller's interest in the Contracts, including, without limitation, all furniture, furnishings, fixtures, appliances, machinery, inventory, supplies and equipment and other tangible personal property located on the Land, other than personal property owned by Tenants or the existing managers, gift certificate printing machines and credit card processing machines related thereto, computer software, and any computers located thereon owned or leased by the Seller (collectively, the "Personal Property"). A list of substantially all of the Personal Property (other than Contracts, the Leases and Intangible Property) is attached hereto as Exhibit C-1 (the "Las Vegas Personal Property") and Exhibit C-2 (the "Lakeland Personal Property").

          E.       The term "Property" shall mean, collectively, Seller's interest in all of the following: the Land, the Buildings, the Personal Property, the Leases, the Deposits, the Contracts, and the Intangible Property. The term "Intangible Property" shall mean, collectively, all property owned by Seller other than the Personal Property, the Leases, the Buildings, the Land, the Contracts, and the Name Rights (defined below), which Intangible Property is used in connection with the ownership, management and operation of the Land, Buildings, Personal Property, Leases and Contracts. The term Intangible Property shall include, without limitation, all appraisals, engineering, soils, hazardous materials, marketing and other reports and studies (excluding any financial or marketing reports, studies or models or other confidential materials) relating to the Property, all contract rights, contract claims, claims and actions at law or in equity, deposits (including, without limitation, utility deposits, subject to proration as hereinafter provided), warranties, guarantees, correspondence with present or prospective tenants or suppliers, advertising materials (excluding the Name Rights except as expressly permitted in the License Agreement (defined below)) and telephone exchange numbers identified therewith, the plans and specifications for each Building (to the extent in Seller's possession) and copies of all architectural, engineering and construction proposals in Seller's possession for the remodeling of the Property not yet performed. Notwithstanding anything herein to the contrary, Seller hereby covenants and agrees that Buyer shall be permitted to use certain Name Rights solely in connection with all pylon signs located at the Property and certain leasing and marketing materials, at no cost to Buyer, for a period not to exceed thirty (30) days after the Closing Date in accordance with the terms of a License Agreement (the "License Agreement") in form and substance mutually agreeable to both Seller and Buyer and dated as of the date of Closing between LOVW and MOW, as licensor, and Buyer, as licensee, for the Las Vegas Property and the Lakeland Property, respectively.

          F.       Estein & Associates USA, Ltd., either directly or though affiliate(s), has an ownership interest in Seller.

ARTICLE I
PURCHASE & SALE OF PROPERTY

          1.1 Purchase and Sale. Seller agrees to sell and Buyer agrees to purchase the Property, upon all of the terms, covenants and conditions set forth in this Agreement.

          1.2 Purchase Price. The original purchase price negotiated between the parties was ONE HUNDRED AND TEN MILLION and 00/100 Dollars ($110,000,000). However, Buyer has raised some issues regarding the Property and the transaction which Seller acknowledges will entitle Buyer to receive credits at closing of TWO MILLION FIVE HUNDRED THOUSAND and 00/100 Dollars ($2,500,000.00). In lieu of giving those credits, the parties have agreed to reduce the purchase price from ONE HUNDRED AND TEN MILLION and 00/100 Dollars ($110,000,000.00) to ONE HUNDRED SEVEN MILLION FIVE HUNDRED THOUSAND and 00/100 Dollars ($107,500,000.00) (the "Purchase Price"). The Purchase Price is payable in cash to the extent in excess of the then outstanding principal amount of the Assumable Debt (defined below). The Purchase Price, subject to adjustments and prorations as set forth herein, shall be paid on the Closing Date (defined below), by wire transfer of immediately available U.S. funds. The Purchase Price shall be allocated between the Las Vegas Property and the Lakeland Property and between Land and Buildings for each Property by agreement of the parties within two (2) business days following the Effective Date. As used herein, the term Assumable Debt shall mean: (x) With respect to the Las Vegas Property, that certain loan made by The Lincoln National Life Insurance Company to LVOW due December 12, 2012 secured by the Las Vegas Property having an outstanding balance as of July 11, 2003 (and after the application of the payment due July 10, 2003) of $24,380,960.52 (the "Las Vegas Assumable Debt"). Seller shall be responsible for all loan application and other fees payable in connection with the assumption by Buyer of the Las Vegas Assumable Debt.

          1.3 Earnest Money. Within three (3) days after the Effective Date of this Agreement, Buyer shall deposit the sum of TWO HUNDRED AND FIFTY THOUSAND and 00/100 Dollars ($250,000.00) (together with any interest earned, the "Earnest Money"), in immediately available funds, into an escrow (the "Earnest Money Escrow") established with the Chicago Title Insurance Company, 711 3rd Avenue, 5th Floor, New York, NY 10017 Attn. Vincent DeFina, Esq. (the "Title Company"), to be held in escrow in accordance with the escrow instructions substantially in the form attached hereto as Exhibit D. All sums delivered to the Title Company as Earnest Money shall be invested in a money market fund or in such other liquid investment instrument or account designated by Buyer. If Buyer does not terminate this Agreement prior to the expiration of the Feasibility Period, then within two (2) business days thereafter, CPG shall deposit with the Title Company an additional SEVEN HUNDRED and FIFTY THOUSAND and 00/100 Dollars ($750,000.00) thereby increasing the Earnest Money to ONE MILLION and 00/100 Dollars ($1,000,000.00). Except as otherwise expressly set forth herein, subsequent to the expiration of the Feasibility Period, the Earnest Money shall be non-refundable. At the Closing (defined below), the Earnest Money shall be applied to the Purchase Price.

          1.4 Duration of Feasibility Period. This Agreement shall be contingent upon Buyer's satisfaction with the Property and the condition thereof and its suitability for Buyer's intended use, as determined in Buyer's sole and absolute discretion and judgment during the period commencing on the Effective Date and ending sixty (60) days after the Effective Date (the "Feasibility Period").

          1.5 Closing Date. The "Closing Date" or "Closing" shall mean, that date which is thirty (30) days after the end of the Feasibility Period (or such earlier date as mutually agreed to by the parties) for the conveyance of the Property to Buyer by Grant Bargain and Sale Deed for the Las Vegas Property and by Special Warranty Deed for the Lakeland Property (collectively, the "Deed") recorded in the official records of the County and State where the applicable Property is located (the "Official Records"), which Deed shall be in the form attached hereto as Exhibit E-1 (the "Las Vegas Deed") and Exhibit E-2 (the "Lakeland Deed").

ARTICLE II
FEASIBILITY

          2.1 Inspections of Property. During the Feasibility Period, Buyer shall have the right to physically inspect the condition of the Property and to conduct various studies and tests with respect to the Property that Buyer, in its sole discretion, deems desirable, including, but not limited to, economic feasibility studies, and other entitlement and permit reviews and investigations, title and survey reviews, drainage and wetlands reviews and investigations, soil tests, other physical site inspections, environmental and hazardous and toxic waste tests, and hydrology tests, as well as any other tests, studies or investigations it desires, but subject to the following:

                     (a)       Buyer shall notify Seller not less than twenty-four (24) hours in advance of any entry, inspection, or test, and permit Seller to accompany Buyer on any such entry, inspection, or test if Seller so desires. Except as otherwise set forth in this Agreement, all requests by Buyer or persons or entities performing investigations on Buyer's behalf for information from Seller will be directed through Lothar Estein, Denise Purinton or Dean Vegosen.

                     (b)       Buyer shall promptly after completion of any entry, inspection or test, restore the Property, at its sole cost, to the condition which existed immediately prior thereto.

                     (c)       Buyer assumes any risk of damage or destruction to property or injury to persons resulting from Buyer's or its consultant's, agent's, representative's, contractor's or employee's entry onto the Property or their surveys, studies, tests, investigations and environmental assessments of the Property, and Buyer agrees to defend (with counsel reasonably acceptable to Seller), indemnify and save Seller harmless from and against all claims or demands, liabilities, costs, losses, damages, suits, proceedings and similar obligations (including without limitation, reasonable attorneys fees and costs) incurred directly on account of any loss, damage or injury to any person or property by reason of any act or omission of Buyer, its consultants, agents, contractors, representatives and employees in entering onto the Property or conducting such surveys, studies, tests, investigations and assessments.

                     (d)       Any tests, examinations, studies, assessments or inspections of the Property by Buyer shall be performed in a manner not to unreasonably interfere with Seller's ownership or operation of the Property or Seller's, or any Tenant's, use or operation of the Property. Buyer shall have the right to have its third-party professionals and one of Buyer's staff persons question the on-site employees of each Seller in the ordinary course of preparing any property condition reports; provided, however that if Buyer's staff person is involved a representative of Seller must also be present. Except as set forth above, Buyer shall not contact on-site employees or Tenants at either Property without the prior written permission of Seller which may be withheld in Seller's discretion.

                     (e)      Buyer shall take no action which would permit the imposition of a mechanic's or materialman's lien against the Property or any adjacent property of Seller, and Buyer, by execution of this Agreement, hereby indemnifies and holds harmless Seller from and against any and all liability, cost or expense (including counsel fees and court costs) relating to the imposition of a lien due to activity on the Property by Buyer, its consultants, agents, representatives, contractors or employees.

                     (f)      Before entering onto the Property pursuant to this Agreement, Buyer shall provide to Seller a certificate of insurance evidencing a policy of commercial general liability insurance, in form and content reasonably satisfactory to Seller, naming Seller as an additional insured, insuring Buyer against any liability arising out of any injury to or death of any person, or damage to any property, caused by Buyer, its agents, representatives, contractors or employees. Such policy shall have limits of at least $1,000,000 as to personal injury or death which may consist of primary and umbrella coverage, and $500,000 as to property damage, and shall have deductible amounts of no more than $10,000 for each occurrence.

                     (g)       On or subsequent to fifteen (15) days after the Effective Date, Buyer shall have the right to communicate directly with Seller's lenders concerning Buyer's assumption of the Assumable Debt, for the purpose of ascertaining the terms and conditions of the Assumable Debt and determining whether such lenders will permit the Assumable Debt to be assumed on terms acceptable to Buyer; provided however that a representative of Seller shall also be present and/or a party to any communications with Seller's lenders.

                     (h)      Seller shall look first to the insurance provided pursuant to subparagraph (g) of this section should any loss occur as a result of the activities of Buyer, its consultants, agents, contractors, representatives and/or agents. Secondarily, the Earnest Money shall secure Buyer's obligations under this Section 2.1.

                     (i)       Buyer's obligations under this Section 2.1 shall survive termination of this Agreement.

          2.2 Cooperation by Seller. Seller shall cooperate reasonably with Buyer and Buyer's agents, employees, and representatives in connection with Buyer's inspections, tests, surveys and studies of the Property performed in accordance with the terms of this Agreement.

          2.3 Termination During Feasibility Period. At any time during the Feasibility Period, Buyer, in Buyer's sole and absolute discretion, may, upon written notice to Seller, terminate this Agreement, in which event, all of the rights, duties, and obligations of the parties shall immediately terminate, and this Agreement shall be null, void and of no further force or effect, except for those provisions that expressly survive termination. If, in Buyer's sole judgment and discretion, Buyer decides that it does not wish to proceed with the purchase, Buyer shall give Seller written notice of such fact on or before the end of the Feasibility Period and in accordance with the provisions of this Agreement. Upon termination prior to the end of the Feasibility Period in accordance with the provisions of this Agreement, the Title Company shall immediately return the Earnest Money to Buyer. If Buyer fails to notify Seller of Buyer's election to terminate this Agreement prior to the end of the Feasibility Period, Buyer shall be deemed to have waived its rights to terminate this Agreement. Furthermore, if Buyer fails to terminate this Agreement prior to expiration of the Feasibility Period, the Earnest Money shall become non-refundable (except as otherwise expressly set forth herein), but will be applicable to the Purchase Price if Closing occurs pursuant to the terms of this Agreement.

          2.4 Seller's Deliveries. Except for item (n), for which Seller shall have ten (10) days to make delivery, item (b) for which Seller shall have fifteen (15) days to deliver correspondence (but not Leases) to and from Tenants, item (h) for which Seller shall have twenty-one days to deliver copies of the Contracts and item (o) which Seller will deliver as soon as practical after request from Buyer, Seller shall deliver to Buyer accurate, correct and complete copies of the following items (the "Property Information") within five (5) business days after the Effective Date for each Property:

                     (a)      Current Rent Roll and current Lease plan;

                     (b)      copies of the Leases (and amendments), together with copies of all correspondence to and from the Tenants post Lease execution and all estoppels and any subordination, non-disturbance and attornment agreements obtained by or for Seller in connection with such Leases;

                     (c)       Tenant sales histories for the most recent 36 months;

                     (d)       Historical statements (comprised of balance sheets and profit and loss statements) for the Property and showing results for the most recent three (3) years and a proforma for the current year;

                     (e)       Copies of all loan documents relating to the Assumable Las Vegas Debt;

                     (f)       engineering surveys, reports and permits, soils, hydrological, environmental, asbestos or other reports or test results in Seller's possession or control;

                     (g)      real estate and personal property tax bills;

                     (h)       copies of the Contracts, including any restrictive covenants, reciprocal operating agreements and any other agreement affecting the use and operation of the Property, except that any such documents which are in the public records shall be delivered within fifteen (15) days after the Effective Date; provided however that the covenants and/or reciprocal operating agreement(s) affecting the Las Vegas Property shall be delivered within five (5) business days after the Effective Date.

                     (i)      Tenant's arrears reports;

                     (j)       warranties and guaranties affecting the Buildings or Personal Property; if any;

                     (k)       government approvals such as licenses, permits, variances or exceptions (including without limitation pertaining to environmental protection, fire safety, zoning) and certificates of occupancy;

                     (l)      notices and correspondence with any government authority or insurance company concerning compliance or non-compliance with any law, ordinance, regulation, or guideline applicable to the Property;

                     (m)       copies of any current tax protest;

                     (n)       as-built plans and specifications for the Buildings and site plans, drawings and surveys in Seller's possession or control; and

                     (o)       Such other information as the Buyer may reasonably request during the Feasibility Period.

          The Feasibility Period will be extended on a day for day basis for each day beyond the applicable number of days previously referenced, until Buyer receives accurate, correct and complete copies of the Property Information.

ARTICLE III
TITLE

          3.1 Back Title and Survey. Within ten (10) days following the Effective Date, Seller shall deliver copies of its existing title insurance policy and any existing survey of the Property to Buyer. The Feasibility Period will be extended on a day-for-day basis for each day beyond ten (10) days that it takes until Buyer receives the back-title and survey from Seller.

          3.2 Buyer's Title and Survey. Promptly following receipt of the back-title and survey from Seller pursuant to Section 3.1, Buyer shall order a title insurance commitment for an Owner's fee title insurance policy (or policies) covering the Property ("Title Commitment") from Title Company and an ALTA survey of the Property from surveyors selected by Buyer ("Survey").

          3.3 Title Objections. Buyer shall have until 20 days after receipt of the Title Commitment, copies of all exceptions shown in the Title Commitment, and the Survey to make written objection to any matter shown in the Title Commitment or the Survey which is unacceptable to Buyer. Any exceptions to title that are not objected to by Buyer shall be deemed "Permitted Exceptions." If Buyer does not object by the end of the Feasibility Period to any matter shown in the Title Commitment or the Survey the matter shall be deemed accepted by Buyer. If Buyer objects in writing to any such matters, Seller may elect in writing within ten (10) days thereafter to satisfy or remove such objections. If Title Company issues an amended Title Commitment showing additional title exceptions, Buyer shall have five (5) days following receipt thereof to provide its objections to Seller, and Seller shall have five (5) days to elect whether to cure the same. Seller's failure to give such written notice shall constitute an election to satisfy or remove any such objections. Closing shall be extended if necessary to accommodate this procedure; provided, however that the total period for any such extension shall not exceed sixty (60) days.

          3.4 Curing Objections. If Seller does not so elect, or is unable at or before Closing, and after the exercise of good faith best efforts, to satisfy or remove any objection which Seller has elected to cure, then except as hereafter set forth, Buyer may, as its sole remedy, either: (i) cancel this Agreement by written notice to Seller and Title Company, in which case the Earnest Money shall be returned to Buyer by Title Company, or (ii) waive the objections and close the transaction. If Seller elects not to satisfy or remove any title objection, Buyer shall exercise its option under the immediately preceding sentence within seven (7) days after Seller gives notice not to satisfy or remove any such title objection. Notwithstanding the foregoing, in all events Seller shall be obligated to remove any monetary liens on the Property other than the Assumable Debt and any liens or encumbrances caused by Buyer, its agents, representatives, contractors or employers, that can be removed through payment of a liquidated amount, which liens and encumbrances Seller shall pay at or prior to Closing.

          3.5 Policy and Affidavits. In connection with the Closing and the issuance of the Owner's Policy (as hereafter defined), Seller shall execute such affidavits, declarations and indemnifications respecting the existence of mechanic's or materialmen's liens and other third party rights relating to matters of title as are customary and that the Title Company may reasonably request.

          3.6 Owner's Policy. As a condition to the Closing, the Title Company shall have committed to insure Buyer as the fee owner of each of the Las Vegas Land and Buildings and the Lakeland Land and Buildings in an amount designated by Buyer (but in no event exceeding, in the aggregate, the Purchase Price) by issuance of an ALTA owners title insurance policy on the October 17, 1992 form (without exclusion for creditor's rights) for the Las Vegas Land and Building, and ALTA owners title insurance policy on the October 17, 1992 form (without exclusion for creditor's rights) for the Lakeland Land and Buildings (each an "Owner's Policy") subject only to the Permitted Exceptions.

ARTICLE IV
BUYER'S CONDITIONS PRECEDENT

          4.1 Buyer's Conditions Precedent. Notwithstanding anything to the contrary contained herein, Buyer's obligation to purchase the Property shall be expressly conditioned upon the fulfillment of each of the following conditions precedent (collectively, the "Buyer's Conditions Precedent") on or before the Closing Date, the failure of which shall not (except for paragraphs (a)(but not to the extent provided in Section 3.4), (d) and/or (g) of this Section, or as otherwise provided elsewhere in the Agreement), constitute a default by Seller:

                     (a)      On the Closing Date, Seller's title to the Land and Buildings shall be free and clear of all mortgages, liens, encumbrances, easements, leases, conditions and other matters affecting title other than the Las Vegas Assumable Debt and the Permitted Exceptions and the Title Company shall have agreed to issue the Owner's Policies insuring the Buyer's title subject only to the Las Vegas Assumable Debt and the Permitted Exceptions;

                     (b)      Buyer shall have received tenant estoppel certificates substantially in the form set forth on Exhibit F and reasonably acceptable to Buyer, from Tenants leasing at least seventy-five percent (75%) of the leased and occupied square footage of the Buildings, which shall include, at a minimum, estoppel certificates from eighty-five percent (85%) of the Tenants listed on Exhibit G hereto;

                     (c)       Buyer shall have received (i) if there is a third party property manager, a final lien waiver from the property manager for each portion of the Property and (ii) a termination of such management agreement effective as of the Closing Date;

                     (d)       As of the Closing Date, Seller shall not have commenced a voluntary case seeking an adjudication of bankruptcy, insolvency or reorganization or relief from debtors, nor shall any involuntary case have been commenced against Seller seeking an adjudication of bankruptcy, insolvency or reorganization or relief from debtors, nor shall Seller have consented to the appointment of a receiver of it or for all or any substantial part of its property, nor shall a court of competent jurisdiction have entered an order or decree that is for relief against Seller in an involuntary case or which appoints a receiver of Seller for all or any substantial part of its property;

                     (e)       On the Closing Date, no action or proceeding shall have been instituted before any court or governmental authority by any governmental authority or third party that seeks to restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of, this Agreement, the consummation of the transactions contemplated herein, or any obligations of Seller binding on the Property;

                     (f)       Seller shall have delivered estoppel certificates from such parties to ground leases, reciprocal easement, covenants, conditions and restrictions, developer's agreements and/or operating agreements affecting any portion of the Property, as Buyer shall have reasonably required;

                     (g)      On the Closing Date, Seller shall not be in violation of any of its material covenants hereunder, and all of Seller's representations set forth herein (including, without limitation, those set forth in Article VI hereof) shall be true and correct in all material respects; and

                     (h)       On or prior to the Closing Date, Buyer shall have obtained, on terms acceptable to Buyer, the consent, if required, of the mortgagee under the Assumable Debt to permit the assumption of the Assumable Debt by Buyer or its designees.

          4.2 Extension of Feasibility Period for Buyer's Condition's Precedent. In the event that Buyer determines that any condition precedent to Buyer's obligation to purchase the Property cannot be satisfied within thirty (30) days after the end of the Feasibility Period, then Buyer may extend the Closing Date to a date determined by Buyer but no later than sixty (60) days after the end of the Feasibility Period, or such later date to which Seller agrees (in either case, the "Outside Closing Date") to permit the satisfaction of such condition precedent.

          4.3. Termination for Failure of Buyer's Condition Precedent. In the event the above condition precedents are not satisfied by the Closing Date or Outside Closing Date, as applicable, then Buyer, upon ten (10) days prior written notice to Seller, may terminate this Agreement and all Earnest Money shall be returned to Buyer.

ARTICLE V
SELLER'S CONDITIONS PRECEDENT

          Anything to the contrary herein notwithstanding, Seller's obligation to sell the Property shall be expressly conditioned upon the fulfillment of each of the following conditions precedent (collectively, the "Seller's Conditions Precedent") on or before the Closing Date:

                     (a)       Buyer shall have performed and complied with all its material covenants to be performed or complied with prior to the Closing Date;

                     (b)       All of Buyer's representations and warranties set forth in this Agreement shall be true and correct in all material respects as of the Closing Date; and

          In the event the above condition precedents are not satisfied by the Outside Closing Date, then Seller, upon ten (10) days prior written notice to Buyer, may terminate this Agreement and all Earnest Money deposits shall be released from the Earnest Money Escrow and delivered to Seller by Title Company in accordance with the escrow agreement to be retained by Seller as liquidated damages, unless such failure to satisfy such condition precedent is due to the act or omission of Seller.

ARTICLE VI
SELLER'S REPRESENTATIONS AND WARRANTIES

          6.1 Seller's Representations and Warranties. Seller hereby represents and warrants the following to be true and accurate, as of both the Effective Date and the Closing Date:

                     (a)       Performance by Seller of Obligations. Seller has kept, observed and performed all of the material obligations to be performed by Seller as landlord under the Leases, and as owner under the Contracts. Seller has not entered into any written or oral Contract affecting the Property that has not been performed in all material respects by Seller. All individual repair or maintenance work orders for individual Tenants under written agreements made by Seller with the Tenants (other than their respective Leases) and all tenant improvement costs in connection with the Leases, which are identified under the Leases and have not yet been paid whether such obligations are past due, are currently payable, or are payable in the future as direct reimbursement or pursuant to any other monetary arrangement, including but not limited to, credits against rent or percentage rent explicitly in lieu of such direct reimbursement for tenant improvements, are set forth in Exhibit H attached hereto (the "Assumed Tenant Improvement Costs"). Notwithstanding anything to the contrary contained herein, Buyer shall be entitled to a credit against the Purchase Price, or a post-closing adjustment provided same is asserted prior to the end of the Survival Period (defined below) for any Assumed Tenant Improvement Costs contained in the Leases regardless of whether same are identified in Exhibit H or are unknown at the time of Closing and not otherwise credited at Closing; provided, however that Buyer shall not be entitled to a credit with respect to leases entered into after the Effective Date of this Agreement to which Buyer has consented in accordance with the provisions of Section 9.1(f) hereof.

                     (b)       Labor Issues; Employees. No strikes or other material labor disputes are pending or, to Seller's knowledge, threatened with respect to any portion of the Property. Seller is not a party to, nor is bound by, any collective bargaining agreement, management agreement, consulting agreement or any employment agreement excepting, however certain management agreement(s) between Seller and affiliates of Belz Enterprises covering the Las Vegas Property and the Lakeland Property which will be terminated prior to Closing in accordance with the provisions of Section 9.1(b) hereof. To Seller's knowledge, there is no organizing activity involving the employees of Seller pending or, to Seller's knowledge, threatened, by any labor union or group of employees. There are no representation proceedings pending or, to Seller's knowledge, threatened, with the National Labor Relations Board, and no labor organization or group of employees has made a pending demand for recognition. There are no complaints or charges against Seller pending, or to Seller's knowledge, threatened to be filed, with any governmental authority or arbitrator based on, arising out of, in connection with or otherwise relating to, the employment or termination of employment by Seller of any individual. All employees working at the Property (or any portion thereof) are listed on Exhibit I, which includes for each employee his or her (i) name, (ii) job description, (iii) salary and (iv) date of employment. Except as described on Exhibit I, no employee at the Property (or any portion thereof) is covered by a union contract, collective bargaining agreement, employment agreement, deferred compensation agreement or other agreement of any kind. Exhibit I also sets forth a summary description of Seller's existing employment policies and practices with respect to vacations, sick days, personal days, bonuses, raises, promotions, discharges, overtime, work responsibilities, benefits, retirement, severance pay and other relevant matters. Seller shall remain liable for all accrued and outstanding vacation time of such employees to the Closing Date and shall pay same to the employee in question promptly after the Closing.

                     (c)       Interests in Property. Seller has not sold, assigned or conveyed any right, title or interest whatsoever in or to the Property (other than the Leases and the Contracts and other matters of public records), and no liens, security interests, easements, encumbrances, charges (other than the mortgages or deeds of trust to be assumed hereunder and charges to be adjusted or paid at Closing) or title conditions adversely affecting the Property, other than those of public record, or disclosed in this Agreement exist with respect thereto.

                     (d)       Due Organization. Seller is duly organized and existing, has the full right and authority (subject to the provisions of the following sentence) to enter into this Agreement and consummate the sale, transfer and assignment contemplated herein, and the person or persons signatory to this Agreement and any document executed pursuant hereto on behalf of Seller have full power and authority to bind Seller. Except for the consent of the members of the General Partner and the majority of the limited partners, which Seller shall exercise best efforts to obtain within fourteen (14) days after the Effective Date, and the consent of the holder of the Assumable Debt, no consent from any third party is required before the Property may be conveyed to Buyer. In connection with obtaining the consents of its members, Seller hereby represents that it will fully disclose the details of the transactions covered by this Agreement, and the form of consent will give the general partner the absolute right to allocate the purchase price between the Las Vegas Property and the Lakeland Property.

                     (e)       Bankruptcy. Seller has not commenced a voluntary case, nor has there been commenced against Seller an involuntary case, nor has Seller consented to the appointment of a receiver of it or for all or any substantial part of its property, nor has a court of competent jurisdiction entered an order or decree for relief against Seller in an involuntary case or appointed a receiver of Seller for all or any substantial part of its property.

                     (f)       Property Documents. Seller has delivered or will deliver all books, records, reports, correspondence, engineering or other studies or information known to Seller relevant to the construction, maintenance, leasing or operation of the Property, as required by Section 2.4, including without limitation internally prepared property condition or compliance reports (including any surveys performed to determine compliance of the Buildings with the Americans With Disabilities Act of 1990, as amended ("ADA")), feasibility or marketing studies. All reports prepared by Seller or Seller's property manager, maintenance staff, consultants, vendors or suppliers concerning the condition of and recommended repairs to the Property have been delivered to Buyer to the extent such reports were in the possession or control of Seller.

                     (g)       Assumable Debt. The documents delivered to Buyer relating to the Assumable Las Vegas Debt include true, accurate and complete copies of all material documents and instruments in effect with respect to such debt, including any and all amendments and supplements thereto. Seller is not in default in any material respect under the Assumable Debt and has not received any notice that it is in default under the Assumable Debt.

                     (h)       Utilities. Seller has not received notice of any pending or threatened reduction or elimination of any utility service to the Property.

                     (i)      Insurance Policies. All of Seller's insurance policies covering the Property, together with the name, title and phone numbers of all appropriate contacts, are listed on Exhibit J attached hereto. No notice has been received by Seller from the insurance company which issued any of such policies stating that any of such policies is not in full force and effect.

                     (j)       No Violations. Seller has not received any notice from any federal, state or local governmental authority of any violation or investigation into an alleged violation, of any applicable laws, affecting the Buildings or the Property (or any portion thereof). To Seller's knowledge, no notices or complaints involving any violation of the ADA have been filed and Seller is not aware of and has not received nor been served with any written notice, complaint or service involving any ADA complaint or violation at the Buildings, whether such complaint or violation is alleged or was filed against Seller or, to Seller's knowledge, against any Tenant. Seller has not received any notices from any insurance company or board of fire underwriters alleging any defects or inadequacies in the Property or any part thereof. To Seller's knowledge, there are no material violations by any party under any restrictions, easement or operating agreements, or similar reciprocal easement or operating agreements, with respect to any portion of the Property.

                     (k)       Leasing Commissions. All brokerage commissions or other compensation to any broker, leasing agent, tenant representative or owner's agent which Seller is or may become obligated to pay in connection with the execution, renewal, extension or expansion of any Lease (collectively "Leasing Commissions") or referral fees attributable to the primary term of all Leases have been or will, by Closing, be paid in full except for those Leasing Commissions set forth on Exhibit K ("Leasing Commissions Being Assumed"). No brokerage or similar fee is due or payable on account of the exercise of, without limitation, any renewal, extension or expansion options arising under any Leases, except for the Leasing Commissions Being Assumed. Buyer shall be entitled to a credit against the Purchase Price or a post-closing adjustment for any Leasing Commission being assumed. Notwithstanding the foregoing, Buyer shall not be entitled to a credit with respect to leasing commissions due in connection with leases entered into after the Effective Date of this Agreement to which Buyer has consented in accordance with the provisions of Section 9.1(f) hereof.

                     (l)       Contracts. Seller has delivered, or will deliver, to Buyer, true, correct and complete copies of all of the Contracts (including all amendments thereto). Except for the Contracts delivered to Buyer pursuant to the terms of this Agreement, there are no Contracts affecting the Property which will survive the Closing and be binding on Buyer. No default or breach exists under any Contract, and no facts exist, which with the giving of notice or the passage of time, would constitute a breach or default under any Contract.

                     (m)       Lien Rights. All bills and claims for water and sewer service and for labor performed or materials furnished to or for the benefit of the Property, or any other service or labor which could give rise to a lien for the period on or prior to the Closing Date have been, or will be, paid in full on or prior to the Closing Date. There are no liens for unpaid water and sewer service charges, mechanics' or materialmen's liens, brokers' liens, or for any other service or labor which could give rise to a lien (whether or not perfected) on or affecting the Property.

                     (n)       No Conflict. Subject to approval by the lender(s) to assumption by Buyer of the Assumable Debt neither this Agreement nor the transactions contemplated hereby conflicts with or violates any contract, agreement or instrument which affects Seller or the Property or any part thereof and which will become binding on Buyer after the Closing Date.

                     (o)       No Materially Misleading Statements. None of the representations or warranties in this Agreement, nor any exhibit attached hereto nor, to Seller's knowledge any document, certificate or other information prepared by Seller and furnished to Buyer pursuant to this Agreement or in connection with the transactions contemplated herein, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements of facts contained therein not misleading.

                     (p)       Litigation. There are no actions or proceedings pending in which Seller is a named party nor to the best of Seller's knowledge, are any actions or proceedings threatened against Seller or the Property before any court or administrative agency or arbitrator or mediator, which relate to the Property, except as disclosed on Exhibit L attached hereto.

                     (q)       Operating Statements. The operating statements and the Tenant sales reports delivered, or to be delivered, to Buyer pursuant to Section 2.4 of this Agreement are true, correct and complete copies of those statements and reports. The operating statements have been prepared in accordance with generally accepted accounting principles, consistently applied, are true and correct in all material respects and do not contain untrue statements of any material facts or omit to state a material fact necessary to make the information contained therein not misleading in any material respect.

                     (r)       Taxes. There are no state tax liabilities of any kind applicable to Seller or the Property accrued and due and payable on or before Closing other than those tax liabilities that would not, or could not, result in a lien on the Property.

                     (s)       Use and Operation. To Seller's knowledge, the present use and operation of the Property as a retail shopping center is authorized by and in compliance with all applicable zoning and land-use requirements and restrictions. To Seller's knowledge, no portion of the Property has been constructed on property formerly or currently used as a cemetery or burial grounds. All licenses, permits and certificates issued in connection with the use and operation of the Property are identified in Exhibit M attached. Seller has delivered to Buyer true and complete copies of all such licenses, permits and certificates issued in connection with the use and operation of the Property that are in Seller's possession or control. To Seller's knowledge, no default has occurred in the due observance of any condition to any license, permit or certificate relating to the Property, nor is there lacking any license, permit or certificate needed in connection with the ownership or operation of the Property. To Seller's knowledge, valid permanent certificates of occupancy have been issued for the Buildings and remain in full force and effect. To Seller's knowledge the parking facilities located on the Land are in full compliance with all applicable laws.

                     (t)       Streets; Eminent Domain. Seller has received no written notice of any existing, proposed or contemplated plans to widen, modify or realign any street or highway, or any existing or proposed or contemplated eminent domain proceedings which would adversely affect the Property in any way whatsoever, or the present use, size, alignment or location of any streets adjacent to the Property, or any planned public improvements which may be constructed on the surface of or underneath the streets in the vicinity of the Buildings.

                     (u)      No Governmental Commitments. Seller has not made, and to the best of Seller's knowledge, no one else has made any commitments to or agreements with any federal, state or local governmental authority or agency affecting the Property which have not been disclosed to Buyer.

                     (v)      Environmental Matters. Seller has delivered, or will deliver, to Buyer true and correct copies of all environmental reports and environmental site assessments prepared by or on behalf of Seller in connection with the Property that are in the possession of Seller (the "Environmental Reports"). Except as expressly set forth in the Environmental Reports (i) to Seller's knowledge, there have never been any Hazardous Materials used, handled, manufactured, generated, produced, stored, treated, processed, transferred, or disposed of in, at or on the Property, except in compliance with all applicable laws, and there are no underground storage tanks at the Property and (ii) Seller has not received written notice from any person or entity of any violation of any Environmental Laws (as hereafter defined) or the presence of Hazardous Materials (as hereafter defined) at the Property. For purposes of this Agreement (x) the term "Hazardous Materials" shall mean (a) any toxic substance or hazardous waste, hazardous substance or related hazardous material, or any pollutant or contaminant; (b) radon gas, asbestos in any form which could become friable, urea formaldehyde from insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of presently existing federal, state or local safety guidelines, whichever are more stringent; (c) any substance, gas material or chemical which is defined as or included in the definition of "hazardous substances," "toxic substances," "hazardous materials," "hazardous waste" or words of similar import under any federal, state or local statute, law, code or ordinance or under the regulations adopted or guidelines promulgated pursuant thereto, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C.ss.9061, et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. ss.1801, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C.ss.6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C.ss.1251, et seq.; and Chapters 444, 444A, 445A, 445B, 445C, 459, 476, 477, 586, 590 and 618 of the Nevada Revised Statutes, and (d) any other chemical, material, gas or substance, the exposure to or release of which is prohibited, limited or regulated by any governmental or quasi-governmental entity or authority that has jurisdiction over the Property or the operations or activity at the Property, and (y) the term "Environmental Laws" shall mean all presently existing applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, agreements and similar items, of or with any and all governmental agencies, departments, commissions, boards, bureaus or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial and administrative and regulatory decrees, judgments and orders relating to the protection of human health or the environment.

                     (w)       Personal Property. The Personal Property is free and clear of liens and encumbrances other than the Permitted Exceptions and those equipment leases and equipment financing security interests constituting part of the Contracts. There is no personal property, including without limitation furniture, fixtures or supplies, owned by Seller and used by Seller in connection with the use and operation of the Property except for the Personal Property and those items expressly excluded from the Property hereunder.

                     (x)      Leases. All existing Leases as of the Effective Date are listed in the Rent Roll attached as part of Exhibit B which will be updated as of the Closing Date. The references to Rent Roll in this paragraph shall be deemed, as of the Effective Date, to mean the Rent Roll attached as part of Exhibit B, and, as of the Closing Date, to mean the updated Rent Roll delivered in connection with the Closing. Seller has delivered, or will deliver, to Buyer, true and complete copies of all Leases including, but not limited to all amendments and renewals and, to the extent in Seller's possession, all notices of commencement and copies of all correspondence related to such leases. Exhibit B is accurate as to the information set forth therein as of the date set forth therein. Except as set forth in Exhibit B Seller has not entered into any oral or written lease, license or occupancy agreement, nor has Seller given any person (other than the Tenants named in the Rent Roll or any person under any document or instrument of public record) any right of possession to the Property or any part thereof, and there are no other Leases or rights of possession other than matters of public record. Except as set forth in Exhibit B, Seller has not given any concessions of any kind or character (including, without limitation, free or reduced rent, free or reduced parking, buy-out, finish out, moving, refurbishment, equity in the Property, cash payments to Tenants, lease assumptions and other concessions or allowances granted to induce a Tenant to enter into a lease, or expand or renew a lease, (collectively, "Concessions")) to any Tenant that remain outstanding. No rent under any Lease has been paid more than one (1) month in advance by any Tenant. No Tenant has made any claim against Seller for any security deposits or other deposits (which has not been satisfied), and, except as set forth in Exhibit B, no Tenant has any defense or offset to rent accruing after the Closing Date. The Leases described in the Rent Roll are in full force and effect and no breach exists in the payment of rents except as shown on Exhibit B, no other material default or breach exists which remains uncured beyond any applicable grace or cure period under the respective Lease on the part of any Tenant thereunder except as identified on Exhibit B, and except as set forth in Exhibit B, Seller has not received any notice of any alleged default or breach on the part of Seller thereunder that is or is allegedly continuing. All Deposits (and a statement as to whether interest is payable thereon in accordance with the terms of the applicable Lease) are listed in Exhibit B. All known and unresolved Tenant complaints regarding the Property have been disclosed to Buyer.

                     (y)       No Subleases. Seller has no knowledge of any subleases or assignments executed on the part of any Tenant that have not been disclosed in the Rent Roll.

                     (z)       No Options. No unrecorded commitment, obligation or agreement relating to the purchase, sale or transfer of the Property, including without limitation any right of first refusal, purchase option or redemption right, which would or could prevent Seller from completing the transfer of the Property hereunder or which would bind Buyer subsequent to the Closing Date, has been granted to any Tenant or any other party.

          The representations and warranties set forth in this Section 6.1: (i) shall survive the Closing for a period of one (1) year (the "Survival Period") as to the status of facts as they exist on the Closing Date, it being understood that Seller makes no representations and warranties which would apply to changes occurring after the Closing; (ii) are material and being relied upon by Buyer (and, except as hereafter set forth, Buyer may rely on Seller's representations and warranties, notwithstanding that Buyer has conducted its own investigations and examinations); and (iii) are true in all material respects as of the Effective Date and the Closing Date (as such representations and warranties may be qualified due to updated information discovered and disclosed to Buyer between the Effective Date and such Closing Date); provided however that if any portion of such updated information leads to the qualification of a representation and warranty made as of the Effective Date in any material respect, then Buyer shall be entitled to exercise any rights and remedies that may be available hereunder, including, but not limited to, terminating this Agreement. Notwithstanding the foregoing, if one or more of the representations and warranties set forth in the paragraphs hereafter identified is qualified after the Effective Date, solely as a result of a circumstance outside the control of Seller, then the sole remedy of Buyer shall be to terminate this Agreement. This limitation of remedies shall be applicable only to the representations and warranties identified in Paragraphs (b) (as to the first and third through fifth sentences); (h); (i); (j); (p); (t) and (y) of Section 6.1. In addition, if the qualification in the representations and warranties subsequent to the Effective Date, relates solely to updating the Rent Roll to account for new Leases or terminations, alterations or amendments thereto or new Contracts or terminations, alterations or amendments thereto entered into after notice to, and consent by, Buyer pursuant to Section 9.1(f), and Buyer has not terminated this Agreement under Article II, then Buyer shall have no further right to terminate this Agreement or to pursue a damages action in connection with the qualification of the aforesaid representations and warranties due to such updated information. If prior to the Closing, Buyer shall have actual knowledge that any representation or warranty contained in this Section 6.1 shall be untrue or incorrect in any material respect, and Buyer shall fail to provide Seller with written notice thereof on or before the Closing Date, such representation or warranty shall be deemed updated to include the information actually known to Buyer; and with respect to such information actually known to Buyer, Seller shall not be liable for a breach of representation or warranty.

          6.2 Breaches of Seller's Warranties. Subject to the Survival Period and other provisions set forth in Section 6.1 above, if after Closing, Buyer discovers any of the foregoing representations and warranties to be incorrect when made, Buyer shall have all of its rights and remedies at law or in equity provided for in this Agreement.

ARTICLE VII
BUYER'S REPRESENTATIONS AND WARRANTIES

          Buyer hereby represents and warrants to Seller that: (a)      Buyer is duly organized and validly existing under the Laws of the state pursuant to which it was organized, and Buyer, or its permitted assignee taking title to the Property, is duly organized, validly existing, and duly authorized to do business in the state where the Property is located as of the Closing; and (b) Buyer has: (i) all requisite power and authority to (A) own its property and operate its business and (B) enter into this Agreement and consummate the sale contemplated herein; and (ii) by proper action, duly authorized the execution and delivery of this Agreement and the consummation of the sale herein contemplated. Buyer has not commenced (within the meaning of any bankruptcy law) a voluntary case, nor has there been commenced against Buyer any involuntary case, nor has Buyer consented to the appointment of a receiver of it for all or an substantial part of its property, nor has a court of competent jurisdiction entered an order or decree under any bankruptcy law that is for relief against Buyer in an involuntary case or appointed a receiver of Buyer for all or any substantial part of its property. The representations and warranties set forth in this Article shall survive the consummation of the transactions contemplated hereunder for the Survival Period.

ARTICLE VIII
INDEMNITY

          8.1 Seller's Indemnity. Seller agrees to indemnify Buyer, its partners, members, shareholders, officers, directors and employees (the "Indemnitees") from and against, and to defend and hold them harmless from and against, any claim, loss, cost, liability, damage, expense, fees or fines (including reasonable attorneys' fees and costs), or actions with respect thereto, only if the same are direct (and not consequential) but regardless of whether foreseeable, unforeseeable, past, present or future (collectively, "Claims"), asserted against, incurred or suffered by Buyer in connection with, related to or arising from: (i) the acts, events or omissions of Seller or anyone acting by or through Seller occurring prior to the Closing Date (other than with respect to claims for which Seller is indemnified pursuant to the provisions of this Agreement); (ii) any litigation instituted prior to the Closing Date; (iii) the breach (whether committed prior to or after Closing) of any of the covenants set forth herein but only if any such Claim is made within the Survival Period; (iv) the Leases and the Contracts, in connection with, arising from or related to, acts, events or omissions of Seller or anyone acting by or through Seller occurring prior to the Closing Date but only if any such Claim is made within the Survival Period; and (v) the untruth or inaccuracy of any of the representations and warranties made by Seller in this Agreement in any material respect subject to the limitation in Section 6.2. Notwithstanding the foregoing, nothing contained herein shall require Seller to indemnify any Indemnitee for Claims arising as a result of the negligence or willful misconduct of such Indemnitee. The obligations of Seller to indemnify, defend and pay pursuant to this Section shall be the joint and several obligations of Seller and Estein & Associates USA, Ltd. (the "Indemnity Guarantor") and Buyer may look to either or both of Seller or the Indemnity Guarantor for the satisfaction of such obligations, subject however to the limitation of liability identified in Section 12.2 hereof.

          8.2 Buyer's Indemnity. Buyer agrees to indemnify Seller, its partners, members, shareholders, officers, directors and employees ("Seller Indemnitees") against and to defend and hold them harmless from any Claim asserted against, incurred or suffered by Seller in connection with, related to or arising from (x) the acts, events or omissions of Buyer or anyone acting by or through Buyer occurring on or after the Closing Date and related to the Property (other than with respect to Claims for which Buyer is indemnified pursuant to the provisions hereof), (y) the breach of any covenant of Buyer set forth herein, (z) any liability or obligation of Buyer first accruing on or after the Closing Date with respect to the ownership or operation of the Property (and which would not otherwise constitute a breach by Seller of its representations and warranties hereunder in any material respect but only if such claim is made during the Survival Period) and from the Leases, and the Contracts arising from or related to acts, events or omissions of Buyer occurring from and after the Closing Date. Notwithstanding the foregoing, nothing contained herein shall require Buyer to indemnify any of the Seller Indemnitees for Claims arising as a result of the negligence or willful misconduct of such Seller Indemnitee.

          8.3 Survival of Indemnities. The indemnifications and covenants set forth in this Article VIII shall survive the Closing, subject to any express limitations on their survival set forth herein.

ARTICLE IX
SELLER'S COVENANTS

          9.1 Seller hereby covenants and agrees as follows:

                     (a)      Estoppels. Within ten (10) days of the Effective Date, Seller shall send out, and shall thereafter use commercially reasonable efforts to obtain, Tenant estoppel certificates in the form set forth on Exhibit F, reasonably acceptable to Buyer, from Tenants leasing all of the leased and occupied square footage of the Buildings.

                     (b)      Manager's Lien Waivers; Insurance. Between the Effective Date and the Closing Date, Seller shall use commercially reasonable efforts to obtain (i) if there is a third party property manager, a final lien waiver from the property manager for each portion of the Property and (ii) a termination of such Management Agreement. Seller shall also maintain commercially reasonable insurance coverage for the Property.

                     (c)      Credits at Closing. Except as specifically set forth in Section 6.1 (a) and (k), in connection with the Closing, Buyer shall receive a credit against the Purchase Price for all Assumed Tenant Improvement Costs and all Leasing Commissions Being Assumed.

                     (d)       Inspection of Books. For a period of one (1) year after the Closing Date, on Buyer's request and with reasonable notice and not more frequently than once every two (2) months, Seller shall during normal business hours make all of its records relating to the Property available to Buyer for inspection, copying and audit by Buyer's outside accountants, provided that Buyer shall reimburse Seller for its reasonable out of pocket expenses in connection therewith.

                     (e)       Assignment of Contracts; Consents. On or prior to the expiration of the Feasibility Period, Buyer will advise Seller respecting those Contracts which Buyer will assume. With respect to such Contracts, during the period from and after notification through the Closing Date, Seller shall use commercially reasonable efforts to obtain any consents required pursuant to the terms of any such Contract from the applicable contract parties with respect to the assignment to Buyer of such Contract and if any such consent cannot be obtained and the applicable contracting party refuses to perform for Buyer, then after the Closing Date, Seller shall remain liable for such contract and with respect to Contracts covering motor vehicles and other personal property shall be entitled to retain or have returned to Seller any motor vehicles or such other personal property covered by such Contract without cost to Seller. Seller shall also use commercially reasonable efforts to cancel prior to Closing, all Contracts which Buyer notifies Seller it does not wish to assume without liability to Buyer. In the event that any such contract cannot, by its terms, be cancelled prior to Closing, then Buyer shall assume same at Closing.

                     (f)       No New Leases or Contracts without Consent. Between the Effective Date and the Closing Date, Seller shall comply with all material obligations under the Leases and Contracts. Between the Effective Date and the expiration of the Feasibility Period, Seller covenants that it will not enter into any new Lease or Contract or terminate, alter, amend or otherwise modify, supplement or grant consent under any of the existing Leases or Contracts without obtaining the prior written consent of Buyer which consent shall not to be unreasonably withheld, delayed or conditioned. Subsequent to the expiration of the Feasibility Period, Seller will not enter into any new Lease or Contract or terminate, alter, amend or otherwise modify, supplement or grant consent under any of the existing Leases or Contracts without obtaining the prior written consent of Buyer which consent may be withheld in the sole discretion of Buyer. Seller shall also not apply any security deposits under the Leases without obtaining the prior written consent of Buyer, which shall not be unreasonably withheld. Buyer hereby consents to the proposed Amendment of the Lease with Tommy Hilfiger covering the expansion of the Hilfiger demised premises, and the Lease with Ozan, Inc. in connection with which Ozan will be relocated to provide for the expansion of the Hilfiger demised premises, and agrees that Buyer shall not be entitled to a credit for the tenant improvement costs and leasing commissions due in connection with same; provided, however that the leasing commission shall not exceed four (4%) percent of (i) the fixed rent payable for the Hilfiger expansion premises during the initial term and (ii) the fixed rent payable for the Ozan premises during the initial term. Buyer shall respond to any request for consent made in accordance with the provisions of Section 13.1 hereof within five (5) business days after receipt of such request; should Buyer fail to respond within such time frame Buyer will be deemed to have consented to the matter in question.

                     (g)       Delivery of Notices. During the period from and after the Effective Date of this Agreement through and including the end of the Survival Period, Seller will promptly deliver to Buyer each and every material notice or communication Seller receives from any party to an underlying title document or governmental body relating to the Property upon Seller's receipt of the same, including, but not limited to, any notices of violation of law or ordinances or regulations.

                     (h)       No Compromise of Tax Reduction Proceedings. Between the Effective Date and the Closing Date, Seller will not withdraw, settle or otherwise compromise any protest or reduction proceedings affecting all or a portion of the Property without the prior written consent of the Buyer, which consent shall not to be unreasonably withheld, conditioned or delayed.

                     (i)       Condition of Property. Between the Effective Date and the Closing Date, Seller shall maintain the Buildings in the same condition and repair as exists on the Effective Date (normal wear, tear, casualty loss and condemnation excepted). If any Hazardous Materials are discovered to be present on the Property, and Buyer does not terminate this Agreement during the Feasibility Period, Seller shall be responsible, at Seller's cost, for effecting the removal of such Hazardous Materials prior to the Closing in compliance with all existing laws. In the event that Seller is unable, after the exercise of diligent efforts, to effect the removal of such Hazardous Materials prior to the Closing Date, then Seller may extend the Closing Date to a date agreed upon by Buyer; provided, however, that same shall not be extended beyond the Outside Closing Date. Should Seller be unable, after the exercise of diligent efforts, to effect the removal of the Hazardous Materials prior to the Outside Closing Date, then as its sole and exclusive remedy, Buyer, upon ten (10) days' prior written notice to Seller, may terminate this Agreement and all Earnest Money shall be returned to Buyer.

                     (j)       Delivery of Other Estoppels. Between the Effective Date and the Closing Date, Seller shall use commercially reasonable efforts to deliver or cause to be delivered to Buyer estoppel certificates from such parties to ground leases, reciprocal easement and operating agreements, covenants, conditions and restrictions and developer's agreements affecting any portion of the Property, as Buyer shall reasonably request.

                     (k)       Modification of Assumable Debt. Between the Effective Date and the Closing Date, Seller shall comply with all materials terms and conditions of the Assumable Debt, and will not alter, amend or otherwise modify, supplement or grant consent(s) under the Assumable Debt without obtaining the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned. In addition, Seller will use commercially reasonable efforts to obtain all consents necessary in connection with the assumption by Buyer of the Assumable Debt, including entering into an assignment and assumption agreement reasonably satisfactory to Buyer containing estoppel language confirming the terms and conditions of the Assumable Debt, the outstanding balance, the absence of defaults, the amounts held in escrow and such other matters as Buyer may reasonably request (the "Assumable Debt Assignment and Assumption Agreement").

                     (l)       Non-Compete. Seller and the Indemnity Guarantor covenant that, except for the "Saks Annex" to the Las Vegas Property identified on Exhibit P attached, neither they nor any of their affiliates shall directly or indirectly, for a period of ten (10) years from Closing, construct, develop, own or invest in any Factory Outlet Center (defined below) which is located in Clark County, Nevada or Shelby County, Tennessee. For the purposes hereof, the term "Factory Outlet Center" shall mean stores which (a) engage in the wholesale or discounted sale or distribution of brand label or other merchandise by the manufacturer thereof, or (b) market, advertise or identify itself as a factory outlet store or similar operation, but shall not mean the wholesale or discount sale of goods by someone other than the manufacturer. Seller acknowledges and agrees that the full and faithful performance of the obligations under this subsection 9.1(k) is a material inducement to Buyer's entry into this Agreement. Seller acknowledges that in the event Seller or the Indemnity Guarantor shall default hereunder, Buyer shall be entitled to exercise any and all remedies available at law or in equity, including but not limited to, obtaining injunctive relief. In order to further document the provisions of this paragraph, Seller and the Indemnity Guarantor shall execute a non-compete agreement in the form of Exhibit P attached at the Closing (the "Non-compete Agreement").

                     (m)       Capital Renovations. Between the Effective Date and the Closing Date, Seller will not undertake any capital renovations or alterations at the Property, except those necessary to comply with the Leases, without obtaining the prior written consent of Buyer, which will not be unreasonably withheld or delayed.

                     (n) Survival. The provisions of subparagraphs (d), (e), (f), (g) and (l) of this section shall survive Closing.

ARTICLE X
CASUALTY & CONDEMNATION

          10.1 Material Takings. If, prior to the Closing Date, all or any "material" portion of either Property is taken by eminent domain or condemnation (or is the subject of a pending or contemplated eminent domain or condemnation proceeding which has not been consummated), the Seller shall notify the Buyer of such fact and the Buyer shall have the option (which option shall be set forth in a notice from the Buyer to the Seller given not later than thirty (30) days after receipt of the Seller's notice):

                     (a)       to terminate this Agreement, in which event the Title Company shall return the Earnest Money, to the extent deposited with the Title Company, to Buyer and no party hereto shall have any further obligations in connection herewith except under those provisions that expressly survive Closing or a termination of this Agreement; or

                     (b)       to accept title to the Property without any abatement of the Purchase Price.

          10.2 Other Takings. In the event of the taking of a portion of the Property that is not "material", or if a "material" portion is so taken, but Buyer elects to accept title to the Property, Seller shall assign and turn over to the Buyer at the Closing, and the Buyer shall be entitled to receive and keep, all amounts awarded or to be awarded as the result of the taking. In either of such events, (a) Seller shall not, prior to Closing, settle any action or claim with respect to any eminent domain or condemnation proceeding without Buyer's prior written consent and (b) Seller agrees to cooperate with Buyer in good faith in connection with all eminent domain and condemnation proceedings including, without limitation, executing all documents and instruments necessary to allow Buyer, following the Closing, to settle all actions and claims and collect all sums in connection therewith.

          10.3 Materiality of Taking. A "material" part of the Property shall be deemed to have been taken by eminent domain or condemnation if (a) with respect to all of the Property, the value of the Property (as reasonably determined by Buyer) shall be reduced by an amount equal to or greater than One Million Dollars ($1,000,000.00) or (b) with respect to either of the Las Vegas Property or the Lakeland Property, the value of such Property (as reasonably determined by Buyer) shall be reduced by an amount equal to or greater than One Million Dollars ($1,000,000.00) or (c) as a result thereof, with respect to either of the Las Vegas Property or the Lakeland Property access thereto shall be materially and adversely affected (as reasonably determined by Buyer) or the remaining available number of parking spaces shall be less than the minimum legally or contractually required.

          10.4 Material Casualty. If, prior to the Closing Date, all or any "material" portion of the Property is damaged or destroyed or otherwise affected by a fire or other casualty, the Seller shall notify the Buyer of such fact and the Buyer shall have the option (which option shall be set forth in a written notice from the Buyer to the Seller given not later than thirty (30) days after receipt of the Seller's notice):

                     (a)      to terminate this Agreement, in which event the Title Company shall return the Earnest Money, to the extent deposited with the Title Company, to Buyer and no party hereto shall have any further obligations in connection herewith except under those provisions that expressly survive Closing or a termination of this Agreement; or

                     (b)      to accept title to the Property in their existing condition without any abatement of the Purchase Price, in which event the Seller shall pay and assign to the Buyer, at the Closing, all of the Seller's right, title and interest in and to the insurance proceeds awarded or to be awarded to the Seller as the result of such damage or destruction and Buyer shall receive a credit for any deductible under Seller's insurance policies. In such event, (y) Seller shall not, prior to Closing, settle any insurance claim without Buyer's prior written consent and (z) Seller agrees to cooperate with Buyer in good faith in connection with the settlement of all insurance claims including, without limitation, executing all documents and instruments necessary to allow Buyer, following the Closing, to settle and collect all sums in connection therewith.

          10.5 Other Casualty. If there is damage to or destruction of a part of the Property by fire or other casualty that is not "material", such damage or destruction shall be repaired promptly by the Seller, and in the event the same is not repaired on or before the Closing Date, then at the Buyer's option (a) the Closing shall be postponed until such repairs have been completed, or (b) the cost of such repairs, as reasonably estimated by Seller and Buyer, shall be credited against the Purchase Price.

          10.6 Materiality of Casualty. A "material" part thereof shall be deemed to have been damaged or destroyed if (a) with respect to all of the Property, the cost (as estimated by a third party engineer acceptable to Seller and Buyer in the exercise of their reasonable discretion) of repair or replacement thereof shall be equal to or greater than Two Million Dollars ($2,000,000.00) or (b) with respect to either of the Las Vegas Property or the Lakeland Property, the cost (as estimated by a third party engineer acceptable to Seller and Buyer in the exercise of their reasonable discretion) of repair or replacement thereof shall be equal to or greater than Two Million Dollars ($2,000,000.00).

          10.7 Survival. The provisions of this Article shall survive the Closing.

ARTICLE XI
TITLE & CLOSING

          11.1 Transfers. At Closing, Seller shall cause Seller's title to the Land and Buildings to be conveyed to Buyer by Grant Bargain and Sale Deed for the Las Vegas Property and by Special Warranty Deed for the Lakeland Property in substantially the form attached hereto as Exhibits E-1 and E-2 (the "Deed"), subject only to the Permitted Exceptions. At the Closing, Seller shall assign and transfer to Buyer as of the Closing Date, without any additional consideration therefor, all of its right, title and interest:

                     (a)      in and to the tangible Personal Property, pursuant to a bill of sale in substantially the form attached hereto as Exhibit N (the "Bill of Sale");

                     (b)      in and to the Leases, pursuant to an assignment and assumption of leases between Seller and Buyer substantially in the form attached hereto as Exhibit O (the "Lease Assignment");

                     (c)      in and to (i) all warranties and guaranties in effect with respect to the Property; (ii) all licenses and permits obtained by Seller to operate the Property to the extent transferable; and (iii) the Intangible Property, pursuant to an "Assignment of Warranties, Permits and Intangible Property" from Seller to Buyer, in the form attached hereto as Exhibit Q; and

                     (d)      in and to the Contracts, pursuant to an assignment and assumption agreement between Seller and Buyer substantially in the form attached hereto as Exhibit R (the "Contract Assignment").

           11.2 Closing.

                     (a)      The closing shall be conducted by mail by the Title Company.

                     (b)      At the Closing, Seller shall deliver or cause to be delivered to the Title Company (or such other location as the parties shall agree) the following documents, duly executed (and where appropriate, acknowledged):

                           (1)      The Deed;

                           (2)     The Bill of Sale;

                           (3)     The counterpart of the Lease Assignment with a current Rent Roll attached thereto;

                           (4)      The Assignment of Warranties, Permits and Intangible Property;

                           (5)     The counterpart of the Contract Assignment;

                           (6)      An affidavit executed by Seller, stating Seller's U. S. Taxpayer identification number and that Seller is not a "foreign person" (as defined under the Foreign Investment in Real Property Real Property Tax Act and the regulations promulgated thereunder) and that Buyer is not required to withhold any portion of the Purchase Price under the provisions of such Act;

                           (7)      A counterpart of an agreement (the "Designation Agreement") designating the Title Company as the "Reporting Person" for the transaction pursuant to Section 6045(e) of the Federal Code and the regulations promulgated thereunder;

                           (8)      Any originals of estoppels received by Seller and not yet delivered to Buyer;

                           (9)      Copies of notices to each of the Tenants of the Property advising them of the sale of the Property to Buyer and the transfer of their Deposits (the "Tenant Notices");

                           (10)      An update of each Rent Roll dated as of the Closing Date and represented and certified by Seller to be true and correct with respect to the information contained therein;

                           (11)     The Non-compete Agreement(s);

                           (12)     The Assumable Debt Assignment and Assumption Agreement;

                           (13)      Any other transfer documents reasonably requested by Buyer or Title Company, including, without limitation, any necessary environmental disclosure documents required under applicable Law as a condition to the transfer;

                           (14)      Reasonable evidence of the capacity and authority of Seller to execute this Agreement and the documents required to be executed and delivered hereunder, including an opinion of counsel to the Seller that this Agreement and the transactions contemplated hereby and documentation executed in connection therewith have been duly authorized, validly executed and are enforceable against Seller, and that all consents necessary in connection with the transactions contemplated hereby, including but not limited to the allocation of the Purchase Price, have been obtained;

                           (15)      Executed originals of the Leases, original sets (or copies) of the plan and specifications with respect to the Property (to the extent available), and originals (to the extent available) of the Intangible Property;

                           (16)      All keys and master key patterns in the possession or control of Seller to all locks located in the Property;

                           (17)      The License Agreement; and

                           (18)      Such other documents or instruments as may be reasonably required to consummate the transaction contemplated hereby, whether requested by Buyer or the Title Company.

                     (c)       Buyer shall deliver (i) to the Title Company's escrow account to be paid to Seller, in accordance with the provisions of this Agreement and Buyer's and Seller's written closing instructions, immediately available U.S. funds in the amount of the Purchase Price adjusted as set forth in this Agreement (the "Seller's Funds") and (ii) the following documents, duly executed (and, where appropriate, acknowledged):

                           (1)     A counterpart of the Lease Assignment;

                           (2)      A counterpart of the Contract Assignment;

                           (3)     A counterpart of the Designation Agreement;

                           (4)      A counterpart of the Non-compete Agreement;

                           (5)      Any other documents required or requested to consummate or otherwise effectuate the transactions contemplated hereby;

                           (6)      Reasonable evidence of Buyer's capacity and authority for executing the documents required to be executed by Buyer herein;

                           (7)      Buyer's written closing instructions in accordance with the terms of this Agreement;

                           (8)     A counterpart of the License Agreement; and

                           (9)      A counterpart of the Assumable Debt Assignment and Assumption Agreement.

           11.3 Prorations and Credits.

                     (a)       All rentals (including all CAM, tax, insurance and trash charges and all percentage rentals) and all other income related to the Property shall be prorated between Seller and Buyer effective as of 11:59 p.m. on the day prior to the Closing Date (the "Proration Time") based in the case of rentals due and payable in the month in which the Closing Date occurs ("Closing Month rentals") on rentals actually collected for such month or such other period as herein provided. All rentals received by Seller prior to the Closing Date for months after the Closing Date shall be credited to Buyer at Closing. Subsequent to the Closing, Buyer shall promptly pay to Seller Seller's prorated portion of any Closing Month rentals received by Buyer subject to the provisions of this Section 5.3. Subsequent to the Closing, Seller shall also promptly pay to Buyer, Buyer's pro-rated portion of any Closing Month Rentals received by Seller. Seller shall not be entitled to off-set delinquent rentals under the Leases against Closing Month rentals received by Seller.

                     (b)       Percentage rentals under each Lease for the month in which the Closing shall occur shall be prorated and adjusted based on the percentage rent actually received and attributable to such month and the period of ownership of the Property during such month, and shall be paid by Buyer to Seller within thirty (30) days after receipt.

                     (c)       Except as hereafter set forth, there will be no proration of any promotional or publicity charges or other costs and expenses paid from any promotional fund or by any merchants' association held by Seller or its managing agent on the Closing, except that Seller shall be responsible for funding, on or before the Closing, any amounts Seller is obligated to fund prior to such date pursuant to any agreements by which Seller is bound relating to the Property. On the Closing Date, Seller shall deliver to Buyer the balance of any promotional fund and all funds of any merchants' association then held by Seller, including funds derived from payments made by Tenants and funds derived from optional or mandatory contributions by Seller, or at Seller's election, Seller shall give Buyer a credit against the Purchase Price therefor. Notwithstanding the foregoing, there shall be a proration as of the Proration Time for the expenses incurred by Seller in connection with certain Billboard Contracts provided the marketing material on such billboards is solely attributable to the Property.

                     (d)       All operating expenses (including utility charges and Contract charges), relating to the Property shall be prorated between Seller and Buyer as of the Proration Time. Seller shall pay in full all invoices, bills and other obligations relating to the Property for the period prior to the Closing Date, regardless of whether the invoices, bills and evidences of other obligations are received prior to, on or after the Closing Date. To the extent practicable, utility meters (other than those payable directly by Tenants to the public utilities) shall be read no more than one business day prior to the Closing Date. Seller shall assign to Buyer all of Seller's right, title and interest in all utility security deposits and Seller shall receive a credit therefor at Closing.

                     (e)       All Deposits made by Tenants of the Property as security for rent, cleaning or any other purpose (whether identified as refundable or non-refundable) that have not been applied in accordance with the terms of the Leases shall be paid to Buyer as of the Closing Date, together with, if applicable, the amount of interest then accrued at the interest rate payable with respect thereto in accordance with the terms of the applicable Lease. If any Deposit is in the form of a letter of credit, such letter of credit shall be transferred by Seller to Buyer on the Closing Date if it is transferable, or if such letter of credit is not transferable, Seller shall use commercially reasonably efforts to cause the Tenant to deliver a replacement letter of credit, or, at Buyer's option, Seller and Buyer shall execute and deliver on the Closing Date an appropriate agreement acceptable to Buyer and Seller pursuant to which the benefits of such letter of credit are made available to Buyer.

                     (f)       No prorations shall be made for delinquent rentals under the Leases. Buyer shall use reasonable efforts to collect or attempt to collect such rentals for the benefit of Seller but shall not be required to spend more than nominal sums or to declare a Tenant in default to do so. Buyer agrees, for a period of three (3) months after the Closing Date, to include in its billing to Tenants, invoices for these delinquent rents prepared by Seller and provided to Buyer, and agrees to refer Tenants having questions as to their invoices to a designated contact person of Seller. Buyer shall not have the right to forgive the delinquent rentals. Seller shall have the right to attempt to collect delinquent rents on or after the Closing Date provided, however, in no event shall Seller commence or continue any eviction proceeding against a Tenant.

                     (g)       Except as otherwise provided in this Agreement, rents (exclusive of percentage rentals) collected after the Closing Date by Buyer shall be applied on a Tenant-by-Tenant basis first to current rents then due and owing, second to rents past due after the Closing Date, and third to rents past due prior to the Closing Date. Subject to the terms of the immediately preceding sentence, Buyer shall promptly pay to Seller any rents collected by Buyer as payment of rents past due prior to the Closing Date.

                     (h)       Seller shall deliver to Buyer in cash at Closing an amount equal to the Assumed Tenant Improvement Costs and the Leasing Commissions Being Assumed or Buyer shall receive a credit for such amount.

                     (i)       At Closing, Seller shall deposit with Buyer or allow as a credit, an amount equal to all 2002 CAM, tax, trash and insurance (collectively, "Tenant Credits") reconciliations and/or any other credits due Tenants under Leases and not previously paid or credited to Tenants.

                     (j)       (j) All general and special real property, personal property and other ad valorem taxes and assessments for the Property and all other governmental taxes, fees, charges and assessments affecting the Property or any part thereof shall be prorated as of the Proration Time, on the basis of the most recent reliable information available (which, in the case of real property taxes and assessments, shall be the most current real property tax bill available). Buyer shall receive a credit in an amount equal to all of such taxes which are either due and payable as of the Closing Date (and are unpaid) or are accrued but are not yet due and payable and Seller shall receive a credit in an amount equal to all such taxes paid by Seller for periods after the Proration Time.

                     (k)       Seller shall remain solely responsible for and shall promptly pay before their due dates all real property taxes and assessments (including, without limitation, supplemental or escaped assessments or reassessments) relating or attributable to periods prior to the Closing Date, regardless of when notice of such taxes, assessments, or reassessments is received or who receives the notice. Buyer agrees to deliver to Seller such notice received by Buyer.

                     (l)       Interest under the Assumable Debt shall be prorated as of the Proration Time. Seller shall receive a credit for escrows held in connection with the Assumable Debt, provided all rights with respect to such escrows have been assigned to Buyer. Seller shall pay, prior to, or simultaneously with Closing, all loan application and other fees payable in connection with the assumption by Buyer of the Assumable Debt, and all outstanding charges and/or penalties imposed by the lender(s) of the Assumable Debt (regardless of whether same have been imposed in connection with the assumption by Buyer of the Assumable Debt), or Buyer shall receive a credit for such amount.

                     (m)       All gift certificates issued by Seller prior to Closing shall remain the sole responsibility of Seller, and Seller agrees to honor such gift certificates for so long as they remain effective. Notwithstanding any contrary provisions of this Agreement, Seller shall retain ownership of, and shall remove from the Property, all current gift certificates, and the printers, credit card processors and computers dedicated to issuing gift certificates. Seller will remove as signatories to the gift certificate accounts, any employees of Seller who are hired by Buyer contemporaneously with the Closing.

                     (n)       Seller will prepare in good faith and deliver a statement of estimated proration items and other information regarding the present payment status of all rentals, operating expenses, and other credits and adjustments to the Purchase Price hereunder (which shall include for each Tenant, amounts payable by Tenants pursuant to the Leases and for the applicable percentage rent Lease Year or other applicable payment period) to be submitted to Buyer no less than five (5) business days before the Closing Date (the "Closing Statement"). Upon approval by Seller and Buyer, the preliminary proration items, credits and adjustments reflected in the Closing Statement will be paid at Closing by Buyer to Seller (if the preliminary proration items, credits and adjustments result in a net credit to Seller) or by Seller to Buyer (if the preliminary proration items, credits and adjustments result in a net credit to Buyer) by increasing or reducing the immediately available funds to be delivered by Buyer pursuant to Section 1.2 in payment of the Purchase Price at the Closing. If the actual amounts of the proration items, credits and adjustments are not known as of the Proration Time, the proration of the proration items, credits and adjustments will be made at Closing on the basis of the best evidence then available; thereafter, when actual amounts are determined, re-prorations will be made on the basis of the actual amounts, and a final cash settlement will be made between Seller and Buyer. Seller and Buyer shall cooperate to produce the Final Statement pursuant to and in accordance with Subparagraph (p).

                     (o)       Buyer shall prepare the reconciliation for calendar year 2003 CAM, trash, tax and insurance ("Additional Charges") paid by tenants under the Leases. Seller shall provide to Buyer information as to all such expenses of Seller includable therein by January 30, 2004 with respect to Seller's period of ownership. Following completion of the 2003 Additional Charges reconciliations and approval by Seller (not to be unreasonably withheld or delayed), Buyer shall send the 2003 reconciliations to the tenants and invoice all tenants for any shortages in payments of the Additional Charges. Within thirty (30) days after completion, Seller shall reimburse Buyer for any overpayments by tenants of Additional Charges attributable to the period of Seller's ownership under the Leases. Notwithstanding anything to the contrary contained herein, Buyer shall reimburse Seller promptly after receipt of same from tenants for any shortages attributable to the period of Seller's ownership to the extent Buyer receives reimbursement from tenants under Leases less a prorata share of the reasonable third party costs, if any, incurred by Buyer in obtaining same.

                     (p)       On or before thirty (30) days following the last day of the ninth (9th) full calendar month following the Closing Date or such later date as is mutually agreed by Seller and Buyer, Buyer will prepare and deliver to Setter a final unaudited statement of the proration items and other credits and adjustments to the Purchase Price as of the Proration Time (the "Final Statement"), based on information available as of the last day of the ninth (9th) calendar month following the Closing Date or such later date as is mutually agreed by Seller and Buyer (the "Final Adjustment Date"). Each of Seller and Buyer will afford the other party and its representatives and auditors the opportunity, at reasonable times and upon reasonable prior notice, to review all underlying financial records and work papers pertaining to the preparation of the Final Statement within its possession or control. Any net adjustment in favor of Buyer will be paid in cash by Seller to Buyer no later than ten (1) business days after the delivery of the Final Statement. Any net adjustment in favor of Seller will be paid in cash by Buyer to Seller no later than ten (10) business days after the delivery of the Final Statement, or, if monies have not been received from the applicable Tenants on such date, no later than ten (10) business days after same have been received. The Final Statement may be audited at either party's request and expense.

                     (q)       Except as otherwise set forth herein, the provisions of this Section shall survive Closing. Any approvals to be delivered under this Section by either Buyer or Seller shall not be unreasonably withheld or delayed.

           11.4 Closing Costs. Seller shall pay the cost of all transfer, conveyance and recordation taxes whatsoever imposed by any governmental authority upon this transaction (based upon the allocation of the Purchase Price agreed upon by the parties pursuant to the provisions of Section 1.2 hereof) as well as all fees payable to the lenders in connection with the assumption by Buyer or its designee of the Assumable Debt and all fees payable in connection with the prepayment of any other debt which is collaterized by the Property. Seller and Buyer shall execute any forms which are required in connection with the payment of such transfer taxes. Each party shall pay its own attorneys' fees. The parties shall split any escrow fees. Buyer shall pay all title premiums on the Las Vegas Property and all title premiums on the Lakeland Property and all search costs and costs to record the Deed.

          11.5 Possession. Right to possession of the Property shall transfer to Buyer on the Closing Date. Promptly following Closing, Seller shall deliver the Tenant Notices to all Tenants.

          11.6 Leasing Commissions. At Closing, Buyer shall assume the obligation to pay the Leasing Commissions Being Assumed. Any other commission, listing or referral fees existing at Closing and not paid or credited by Seller to Buyer at Closing shall be paid or discharged by Seller; which obligations shall survive the Closing.

          11.7 No Brokers. Seller hereby represents and warrants to Buyer that it has not dealt with any broker, finder or any other similar person in connection with the sale of the Property. Seller hereby indemnifies the Buyer Indemnitees for any Claim related to a breach of the foregoing representation, warranty and covenant. Buyer hereby represents and warrants to Seller that it has not dealt with any broker, finder or any other similar person in connection with the purchase of the Property. Buyer hereby indemnifies Seller Indemnitees for any Claim related to a breach of the foregoing representation and warranty.

ARTICLE XII
DEFAULT

          12.1 Buyer's Default. IF THE TRANSACTION HEREIN PROVIDED SHALL NOT CLOSE BY REASON OF BUYER'S DEFAULT UNDER THIS AGREEMENT OR IF BUYER SHALL DEFAULT IN ANY OTHER MATERIAL RESPECT, THEN SELLER SHALL HAVE, AS ITS EXCLUSIVE REMEDY, THE RIGHT TO TERMINATE THIS AGREEMENT AND TO RETAIN THAT PORTION OF THE REQUIRED DEPOSIT THEN HELD BY THE TITLE COMPANY AS LIQUIDATED DAMAGES, AND FOLLOWING SUCH TERMINATION NO PARTY HERETO SHALL HAVE ANY FURTHER OBLIGATION OR LIABILITY TO ANY OTHER PARTY HERETO EXCEPT WITH RESPECT TO THOSE PROVISIONS OF THIS AGREEMENT WHICH EXPRESSLY SURVIVE THE TERMINATION OF THIS AGREEMENT. IN CONNECTION WITH THE FOREGOING, THE PARTIES RECOGNIZE THAT SELLER WILL INCUR EXPENSE IN CONNECTION WITH THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT AND THAT THE PROPERTY WILL BY REMOVED FROM THE MARKET; FURTHER, THAT IT IS EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN THE EXTENT OF DETRIMENT TO SELLER CAUSED BY THE BREACH OF BUYER UNDER THIS AGREEMENT AND THE FAILURE OF THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE AMOUNT OF COMPENSATION SELLER SHOULD RECEIVE AS A RESULT OF BUYER'S DEFAULT. IN NO EVENT SHALL BUYER BY LIABLE FOR LOST OR ANTICIPATED PROFITS OR ANY OTHER DAMAGES OTHER THAN THE LIQUIDATED DAMAGES PROVIDED FOR IN THIS SECTION.

          12.2 Seller's Default. (a) Except as hereafter set forth in this Section, if, prior to Closing, Seller has breached a covenant in any material respect or a representation or warranty of Seller set forth herein shall be untrue or inaccurate in any material respect (each a "Pre-Closing Seller Default") then, Buyer may pursue any of the following remedies:

                           (1)      Seek specific performance; and/or

                           (2)      Seek actual damages up to a maximum amount of Two Million and 00/100 Dollars ($2,000,000.00); (provided however that in the event Seller fraudulently or willfully and intentionally breaches the provisions of this Agreement and/or conveys the Las Vegas Property or agrees to convey the Las Vegas Property to another party within twelve (12) months after the Effective Date and fails to convey the Las Vegas Property to Buyer pursuant to the terms of this Agreement, there shall be no limitation on the amount of actual damages); and/or

                           (3)      Terminate this Agreement in which case the Title Company shall return the Earnest Money to Buyer.

                      (b)      In the event that Seller fails to obtain the consents of the members of the general partner and a majority of the limited partners within fourteen (14) days after the Effective Date as contemplated by Section 6.1(d) (and regardless of whether Seller has used its best efforts to obtain such consents) and Buyer elects to terminate this Agreement as a result, then Seller shall promptly reimburse Buyer for the third party costs and expenses incurred by Buyer in conducting its investigation of the Properties up to a maximum of Fifty Thousand and 00/100 Dollars ($50,000.00). Should Seller thereafter contract to sell either or both of the Las Vegas and/or the Lakeland Properties to a third party within six (6) months from the Effective Date, then Seller shall pay Buyer an additional One Million and 00/100 Dollars ($1,000,000.00) as liquidated damages, the parties agreeing that it would be extremely difficult and impracticable to calculate the damages caused to Buyer by the failure of Seller to obtain such consents and the subsequent agreement by Seller to convey the Las Vegas or Lakeland Property to a third party.

                      (c)      If, subsequent to Closing and, subject to the limitations set forth in Sections 6.1 and 6.2, Buyer determines that Seller (i) has breached a covenant that expressly survives Closing in any material respect or (ii) a representation or warranty that expressly survives Closing is determined to be untrue or inaccurate in any material respect, then Buyer shall be entitled to exercise whatever rights or remedies it may have in law or in equity without limitation respecting the amount of damages; provided however that the amount of damages that Buyer may seek is the lesser of (i) the actual damages suffered by Buyer and (ii) Two Million and 00/100 ($2,000,000.00) Dollars and further provided that there shall be no limit in the event Seller fraudulently or willfully and intentionally breaches the provisions of this Agreement.

                      (d)      The obligations of Seller to pay any amounts which Seller may be obligated to pay pursuant to this Article XII shall be the joint and several obligations of Seller and the Indemnity Guarantor and Buyer may look to either or both of Seller or the Indemnity Guarantor for the satisfaction of such payment obligations.

ARTICLE XIII
MISCELLANEOUS

          13.1 Notices. Any notices required to be given hereunder shall be given in writing and shall be served either personally, by national overnight air courier service, or delivered by certified or registered mail, return receipt requested, postage prepaid, or by facsimile transmittal followed by certified mail or air express delivery, addressed to the following:

To Seller:	c/o Estein & Associaties USA, Ltd. 5211 International Drive Orlando, Florida 32819 Attn.: Lothar Estein Facsimile: 407 354-3243

With copy to:	Boose, Casey, Ciklin, Lubitz, Martens, McBane & O'Connell Northbridge Tower 1, 18th Floor West Palm Beach, Florida 33401 Attn.: Dean Vegosen, Esq. Facsimile: 561 820-0389

To Buyer:	c/o Chelsea Property Group, Inc. 103 Eisenhower Parkway Roseland, New Jersey 07088 Attn.: Denise Elmer, Esq. Facsimile: (973) 228-7148

                Notices shall be deemed received at the earlier of actual receipt (with electronic confirmation of facsimile receipt) or three (3) business days following mailing.

          13.2 Entire Agreement. This Agreement, together with the exhibits hereto, contains all representations and the entire understanding between the parties hereto with respect to the subject matter hereof. Any prior correspondence, memoranda or agreements are replaced in total by this Agreement and the exhibits hereto. The exhibits attached hereto are incorporated into this Agreement in their entirety by this reference.

          13.3 Time. Time is of the essence in the performance of the parties' respective obligations herein contained.

          13.4 Attorneys' Fees. In the event any dispute between the parties hereto should result in litigation, the prevailing party shall be reimbursed for all reasonable costs, including, without limitation, reasonable attorneys' fees which amount shall not be part of any limitation on damages set forth herein.

          13.5 No Merger. The obligations, representations, warranties and the remedies for breach herein contained shall merge with transfer of title unless such obligation, representation, warranty or remedy expressly survives Closing.

          13.6 Successors and Assigns. Except as set forth below, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, Buyer may designate any entity (or entities) that are owned by or affiliated with Buyer, or that constitute a joint venture between Buyer and Simon Property Group, Inc. to take title to the Property (or any portion thereof) and such designation shall release Buyer from its obligations hereunder; provided, however that Buyer shall not be released from its obligation to perform adjustments pursuant to the provisions of Section 11.3 hereof or if Buyer commits fraud or wrongfully files a lis pendens against either the Las Vegas Property or the Lakeland Property. The provisions of this Section shall survive Closing.

          13.7 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED UNDER AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA EXCEPT WITH RESPECT TO LOCAL REAL ESTATE CONVEYANCING ISSUES AS TO WHICH THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED SHALL BE APPLICABLE.

          13.8 Further Assurances. Without in any manner expanding the scope of either parties' obligations hereunder, whenever and so often as required by a party, the other party will promptly execute and deliver or cause to be executed and delivered all such other and further instruments, documents or assurances, and promptly do or cause to be done all such other and further things as may be reasonably necessary and reasonably required in order to further carry out the purposes and intents of this Agreement.

          13.9 Counterparts. This contract may be executed in one or more counterparts and all so executed shall constitute one contract, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the same counterpart.

          13.10 Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

          13.11 Modification. This Agreement shall not be altered, amended, changed, waived, terminated or otherwise modified in any respect or particular, and no consent or approval required pursuant to this Agreement shall be effective, unless the same shall be in writing and signed by or on behalf of the party to be charged.

          13.12 Waiver of Jury Trial. SELLER AND BUYER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

          13.13 Days. Unless business days are expressly provided for, all references to "days" herein shall refer to consecutive calendar days. If the Closing Date or any other date or time period provided for in this Agreement is or ends on a Saturday, Sunday or federal, or New York State legal holiday, then such date shall automatically be extended to the next day which is not a Saturday, Sunday or any federal or New York State legal holiday.

          13.14 No Waiver. The waiver by one party of the performance of any covenant, condition or promise, or of the time for performing any act, under this Agreement shall not invalidate this Agreement nor shall it be considered a waiver by such party of any other covenant, condition or promise, or of the time for performing any other act required, under this Agreement. The exercise of any remedy provided in this Agreement shall not be a waiver of any remedy provided by law, and the provisions of this Agreement for any remedy shall not exclude any other remedies unless they are expressly excluded.

           13.15 Press Releases; Confidentiality. Neither Buyer nor Seller shall issue any press release or other media publicity of any kind whatever with respect to this Agreement or any of the transactions contemplated hereby, unless approved by both parties hereto in writing (such approval not to be unreasonably withheld) or as required by law. This restriction shall exclude releases or announcements required by SEC reporting requirements, and other legal requirements associated with the operation of a public real estate investment trust, as to which Buyer shall provide an opinion of counsel that such requirements compel the release of information. This restriction shall also exclude disclosure to the lenders as required to attain consent to the assumption of the Assumable Debt. Notwithstanding anything to the contrary set forth herein, the text of any press release or other media publicity must be approved by both Buyer and Seller prior to the distribution of any release which approval shall not be unreasonably withheld. Except as otherwise expressly set forth herein, this Agreement and the transactions contemplated hereby shall be kept confidential by the parties and all information contained herein and in any Property Information shall not be disclosed except to those employees, attorneys, accountants and professionals of the parties who have a need to know in order to evaluate the Property and/or to consummate the transactions, and such third parties shall also be directed to keep such information confidential. In the event that the Closing does not occur, all of the Property Information and any copies thereof shall be returned to Seller. Buyer for itself and all affiliated entities, officers, directors, employees and agents (collectively "Chelsea") agrees that, except as hereafter set forth, none of the information obtained by Buyer with respect to the Las Vegas project will be used for any purpose other than evaluation of the transaction contemplated hereby. Notwithstanding the foregoing, Buyer may generally discuss the sale of the Las Vegas Property as contemplated by this Agreement with J. Williams at Belz Enterprises provided that Lothar Estein is a party to any such discussions. Prior to the Closing, such information will be obtained by and used solely by Buyer's acquisition personnel, who Buyer represents and warrants are different from their leasing personnel, and will not be shared with any leasing personnel other than the Senior Vice President and the Vice President of Leasing or with any advertising or promotional personnel other than the Vice President of Marketing and Real Estate or the Vice President of Operations. None of the information may be used in connection with any conversations, discussions or approaches to Seller's tenants or any third parties about leasing space in Chelsea's other project(s) in the Las Vegas area. The provisions of this Article shall survive a termination of this Agreement but upon Closing shall be deemed merged with the Deed; provided, however that any press release issued in connection with the Closing shall be subject to the approval of both Buyer and Seller not to be unreasonably withheld.

           13.16 Single Agreement. Buyer is not permitted to acquire only one of the properties that is the subject of this Agreement; Buyer must acquire both or neither. A default by Buyer or Seller with respect to one of the properties is a default with respect to both; a right of termination with respect to a property that is exercised will be a termination of the right to purchase both.

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          IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the Effective Date.

SELLER

LAS VEGAS OUTLET WORLD, LTD.

By:
Name:
Title:

MEMPHIS OUTLET WORLD, LTD.

By:
Name:
Title:

BUYER

CPG PARTNERS, L.P.,
a Delaware limited partnership
By:      CHELSEA PROPERTY GROUP, INC,
          a Maryland corporation, General Partner

By:
Name: David C. Bloom
Title: Chief Executive Officer

ESTEIN & ASSOCIATES USA, LTD hereby
executes this Agreement to evidence its agreement to
the terms and conditions of Sections 8.1, 9.1(l) and
12.2 hereof.

ESTEIN & ASSOCIATES USA, LTD.

By:
Name:
Title:

Exhibits

Exhibit A-1

Exhibit A-2

Exhibit B-1

Exhibit B-2

Exhibit C-1

Exhibit C-2

Exhibit D

Exhibit E-1

Exhibit E-2

Exhibit F

Exhibit G

Exhibit H

Exhibit I

Exhibit J

Exhibit K

Exhibit L

Exhibit M

Exhibit N

Exhibit O

Exhibit P

Exhibit Q

Exhibit R	Description of Real Property Located in Las Vegas, Nevada

Description of Real Property Located in Lakeland, Tennessee

Las Vegas Rent Roll

Lakeland Rent Roll

Las Vegas Personal Property

Lakeland Personal Property

Escrow Instructions

Las Vegas Deed

Lakeland Deed

Form of Tenant Estoppel Certificate

Tenants Required to Provide Estoppel Certificates

Assumed Tenant Improvement Costs

List of Employees

Insurance Policies

Leasing Commissions Being Assumed

Current/Pending Litigation

Permits

Bill of Sale

Assignment of Leases

Non-compete Agreement

Assignment of Warranties, Permits and Intangible Property

Assignment of Contracts